Preleasing Update Summary

		Preleasing at June 2,
Community Type	Design Beds	2013	2012	Projected Rate Increase

Same-communities
Communities with Prior Year Occupancy Below 95%	13,164	68.1%	63.9%	1.2%
Communities with Prior Year Occupancy 95% to 97.9%	1,087	94.4%	41.3%	3.8%
Communities with Prior Year Occupancy 98% and Above	7,440	82.1%	87.4%	3.1%
Total Same-communities	21,691	74.2%	70.8%	2.2%

New-Communities (1)
2013 Developments	2,750	80.5%
2012 Acquisitions	3,309	75.8%
Total New-Communities	6,059	77.9%

Total Owned-Communities	27,750	75.0%

(1) New communities include those that have been purchased or developed since September of 2012.

Note: The redevelopment of 3949 at Saint Louis University, which was damaged by fire on July 17, 2012, is underway. The community is expected to be fully reopened this summer. The redevelopment costs are covered by insurance proceeds. Therefore, the leasing data for this community is not included in the numbers shown above.

June 2013 Preleasing Update	1